As filed with the U.S. Securities and Exchange Commission on January 25, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

_______________________

LMF Acquisition Opportunities, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6770	85-3681132
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

	1200 W. Platt St., Suite 100 Tampa, Florida 33606 Telephone: (813) 222-899

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

___________________________

Copies to:

Curt P. Creely, Esq.Barry I. Grossman, Esq.

Carolyn T. Long, Esq.Jeffrey Rubin, Esq.

Foley & Lardner LLPWei Wang, Esq.

100 North Tampa Street, Suite 2700Ellenoff Grossman & Schole LLP

Tampa, Florida 336021345 Avenue of the Americas

(813) 229-2300New York, New York 10105

(212)370-1300

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☑ 333-251962

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☑

Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

{00896180.DOCX.1}4821-1332-3992.3

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Units, each consisting of one share of Class A common stock, $0.0001 par value, and one redeemable Warrant entitling the holder to purchase one share of Class A common stock(2)	1,725,000 Units	$10.00	$17,250,000	$1,881.98
Shares of Class A common stock included as part of the units(3)	1,725,000 Shares	—	—	—	(4)
Redeemable warrants included as part of the units(3)	1,725,000 Warrants	—	—	—	(4)
Total			$17,250,000	$1,881.98	(5)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)

Includes 225,000 units, consisting of 225,000 shares of Class A common stock and 225,000 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)

Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(4) (5)

No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.

LMF Acquisition Opportunities, Inc. previously registered securities with a proposed maximum aggregate offering price of $86,250,000 on a Registration Statement on Form S-1 (Registration No. 333-251962), as amended (the “Related Registration Statement”), and paid a fee of $9,409.88. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of no more than 20% of the maximum aggregate offering price of the remaining securities eligible to be sold under the Related Registration Statement is hereby registered.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE COMMISSION IN ACCORDANCE WITH RULE 462(b) OF THE SECURITIES ACT OF 1933, AS AMENDED.

{00896180.DOCX.1}4821-1332-3992.3

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

LMF Acquisition Opportunities, Inc., a Delaware corporation (the “Company”), is filing this registration statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (“SEC”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This Registration Statement relates to the public offering of securities contemplated by the registration statement on Form S-1, as amended (File No. 333-251962) (the “Related Registration Statement”), which was originally filed with the SEC on January 8, 2021 and declared effective on January 25, 2021.

This Registration Statement covers the registration of an additional 1,725,000 of the Company’s units (the “Units”), with each Unit consisting of one share of the Company’s Class A common stock, $0.0001 par value per share, and one redeemable warrant, each warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share, subject to certain adjustments, including 225,000 Units that may be purchased by the underwriters to cover over-allotments, if any.

The required opinions of counsel and related consents and accountant’s consent are attached hereto and filed herewith. Pursuant to Rule 462(b), the contents of the Related Registration Statement, including the exhibits thereto, are incorporated by reference into this Registration Statement.

{00896180.DOCX.1}4821-1332-3992.3

EXHIBIT INDEX

Exhibit Number	Document Description

5.1	Opinion of Foley & Lardner LLP.
23.1	Consent of MaloneBailey, LLP independent registered public accounting firm.
23.2	Consent of Foley & Lardner LLP (contained in Exhibit 5.1).
24.1

Power of Attorney (included on the signature page to the Registration Statement on Form S-1 (File No. 333-251962) initially filed with the Commission on January 8, 2021 and incorporated by reference herein).

{00896180.DOCX.1}4821-1332-3992.3

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on the 25th day of January, 2021.

LMF Acquisition Opportunities, Inc.
By:	/s/ Bruce M. Rodgers
Bruce M. Rodgers
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bruce M. Rodgers	Chief Executive Officer and Chairman of the Board	January 25, 2021
Bruce M. Rodgers	(Principal Executive Officer)

/s/ Richard Russell	Chief Financial Officer	January 25, 2021
Richard Russell	(Principal Financial Officer and Principal Accounting Officer)

{00896180.DOCX.1}4821-1332-3992.3